Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin EVP of Finance and Administration (603) 880-9500 Robert Fusco Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone 1st Quarter Same-Store Sales Climb 5.9 Percent

Total Sales Increase 7.7 Percent

NASHUA, N.H., May 8, 2003 – Continuing its strong performance from 2002 specialty retailer Brookstone, Inc., (Nasdaq: BKST) today announced that same-store sales for the first quarter of fiscal 2003 climbed 5.9 percent over the first quarter of last year.

Total sales for the first quarter ended May 3, 2003, increased 7.7 percent to $61.0 million, compared to $56.6 million for the first quarter of last year. Same-store sales for the comparable 13-week period climbed 5.9 percent, while sales in the Direct-to-Customer segment were relatively flat at $10.1 million, as compared to $10.3 million for the same period last year.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony commented, “I am pleased with our strong first quarter sales results, particularly in light of the difficult retail environment. We feel these solid results are a validation of our business model, which features value-added innovative products that are unique in their quality and design. We continue to drive our sales with the introduction of new products and look forward to the continued flow of new products in the second quarter of this year.”

Mr. Anthony continued, “In the first quarter of 2003 we opened two stores featuring the new store design that we developed, refined and perfected last year, and that we will begin to roll out nationally this year. As our products continue to evolve, so too does the environment in which they are showcased. We believe that we are on track this year to open between 15 and 20 new stores and remodel 10 to 15 stores, all in the new format.”

“Based on our strong sales performance, we expect to reduce our first quarter loss as compared to last year. We anticipate that this year’s first quarter loss will range between $0.74 and $0.76 per diluted share, as compared to $0.78 per diluted share last year,” said Mr. Anthony.

Brookstone, Inc. is a specialty retailer that operates 258 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as an e-commerce web site at http://www.Brookstone.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.